Exhibit 1.2

RADWARE LTD.

NOTICE OF 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, NOVEMBER 5, 2015

Notice is hereby given that the 2015 Annual General Meeting of Shareholders (the “Annual General Meeting”) of RADWARE LTD. (the “Company” or “we”) will be held on Thursday, November 5, 2015, at 3:00 p.m. (Israel time), at the offices of the Company, 22 Raoul Wallenberg Street, Tel Aviv 69710, Israel, for the following purposes:

1.	To re-elect Messrs. Yehuda Zisapel and Avraham Asheri as Class I directors of the Company until the annual general meeting of shareholders to be held in 2018;

2.	To re-elect Mr. David Rubner as an external director of the Company for a period of three years;

3.	To approve a modification in the terms of the annual bonus to the Chief Executive Officer of the Company;

4.	To approve a grant of stock options to the Chief Executive Officer of the Company;

5.	To approve an amendment to the Company's Compensation Policy for Executive Officers and Directors;

6.	To approve a grant of stock options to the Chairman of the Board of Directors of the Company; and

7.
To approve the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s auditors, and to authorize the Board of Directors to delegate to the Audit Committee the authority to fix their remuneration in accordance with the volume and nature of their services.

In addition to adopting the above resolutions, at the Annual General Meeting the Company will:

•	Present and discuss the financial statements of the Company for the year ended December 31, 2014 and the Auditors’ Report for this period; and

•	Transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.

These proposals are described more fully in the enclosed proxy statement, which we urge you to read in its entirety. As more fully described in the proxy statement, eligible shareholders may present proper proposals for inclusion in the Meeting by submitting their proposals to the Company no later than October 7, 2015 and, if we determine that a shareholder proposal is appropriate to be added to the agenda in the Meeting, we will publish a revised agenda in the manner set forth in the proxy statement.

Shareholders of record at the close of business on October 5, 2015, are entitled to notice of, and to vote at, the Meeting. All shareholders are cordially invited to attend the Annual General Meeting in person.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual General Meeting, you are urged to promptly complete, date and sign the enclosed proxy and to mail it in the enclosed envelope, which requires no postage if mailed in the United States. You may also submit your proxy vote by telephone or via the Internet by following the proxy voting instructions included with the enclosed materials. Return of your proxy does not deprive you of your right to attend the Annual General Meeting, to revoke the proxy and to vote your shares in person.

Joint holders of shares should take note that, pursuant to Article 32 of the Articles of Association of the Company, a notice may be given by the Company to the joint holders of a share by giving notice to the joint holder named first in the Company's register of shareholders in respect of the shares.

By Order of the Board of Directors /s/Roy Zisapel ROY ZISAPEL President and Chief Executive Officer

Date: September 30, 2015

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of the Meeting, proxy statement and proxy card are available at www.proxyvote.com

RADWARE LTD.
22 RAOUL WALLENBERG ST.
TEL AVIV 69710, ISRAEL
________________________________

PROXY STATEMENT
________________________________

2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the holders of ordinary shares, NIS 0.05 par value per share (the "Ordinary Shares") of RADWARE LTD. ("Radware", "we" or the "Company") in connection with the solicitation by the Board of Directors of proxies for use at the 2015 Annual General Meeting of Shareholders (the "Annual General Meeting", the "Meeting" or the "2015 AGM"), or at any postponements  or adjournments thereof, pursuant to the accompanying Notice of 2015 Annual General Meeting of Shareholders. The Annual General Meeting will be held on Thursday, November 5, 2015 at 3:00 p.m. (Israel time), at the offices of the Company, 22 Raoul Wallenberg Street, Tel Aviv 69710, Israel.

INTRODUCTION

Unless indicated otherwise by the context, all references in this Proxy Statement to:

• "we", "us", "our", "Radware", or the "Company" are to Radware Ltd. and its subsidiaries;

• "dollars" or "$" are to United States dollars;

• "NIS" or "shekel" are to New Israeli Shekels;

• the "Companies Law" or the "Israeli Companies Law" are to the Israeli Companies Law, 5759-1999; and

• the "SEC" are to the United States Securities and Exchange Commission.

PURPOSE OF THE MEETING

It is proposed that at the Annual General Meeting, resolutions be adopted as follows:

1.	To re-elect Messrs. Yehuda Zisapel and Avraham Asheri as Class I directors of the Company until the annual general meeting of shareholders to be held in 2018;

2.	To re-elect Mr. David Rubner as an external director of the Company for a period of three years;

3.	To approve a modification in the terms of the annual bonus to the Chief Executive Officer of the Company;

4.	To approve a grant of stock options to the Chief Executive Officer of the Company;

5.	To approve an amendment to the Company's Compensation Policy for Executive Officers and Directors;

6.	To approve a grant of stock options to the Chairman of the Board of Directors of the Company; and

7.
To approve the reappointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s auditors, and to authorize the Board of Directors to delegate to the Audit Committee the authority to fix their remuneration in accordance with the volume and nature of their services.

In addition to adopting the above resolutions, at the Annual General Meeting the Company will:

•	Present and discuss the financial statements of the Company for the year ended December 31, 2014 and the Auditors’ Report for this period; and

•	Transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.

The Company is currently not aware of any other matters that will come before the Annual General Meeting. If any other matters properly come before the Annual General Meeting, the persons designated as proxies intend to vote thereon in accordance with their best judgment on such matters.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors recommends a vote FOR approval of all the proposals  set forth in this Proxy Statement.

SOLICITATION OF PROXIES; VOTING PROCESS

General

Shareholders may elect to vote their shares once, either by attending the Annual General Meeting in person, or by appointing a duly executed proxy as detailed below.

A form of proxy for use at the Annual General Meeting and a return envelope for the proxy are also enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise thereof by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, or by voting in person at the Annual General Meeting. However, if the shareholder attends the Annual General Meeting and does not elect to vote in person, his or her proxy will not be revoked. All valid proxies received at least two (2) hours prior to the Annual General Meeting will be voted in accordance with the instructions specified by the shareholder. If a proxy card is returned without instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors, as described above. If specification is made by the shareholder on the form of proxy, the Ordinary Shares represented thereby will be voted in accordance with such specification. On all matters considered at the Annual General Meeting, abstentions and broker non-votes will be treated as neither a vote “for” nor “against” the matter, although they will be counted in determining if a quorum is present.

Proxies for use at the Annual General Meeting are being solicited by the Board of Directors of the Company. Proxies are being mailed to shareholders on or about October 7, 2015 and will be solicited chiefly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. However, we may retain an outside professional to assist in the solicitation of proxies. We will bear the cost for the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to the beneficial owners of shares.

Voting Process

If you are a shareholder of record, there are three ways to vote by proxy:

•
By Internet — You can vote over the Internet at www.proxyvote.com  by following the instructions therein or, if you received your proxy materials by mail, by following the instructions on the proxy card. You will need to enter your control number, which is a 12-digit number located in a box on your proxy card that is included with your proxy materials.

•
By Telephone — You may vote and submit your proxy by calling toll-free 1-800-690-6903 in the United States and providing your control number, which is a 12-digit number located in a box on your proxy card that is included with your proxy materials.

•
By Mail — If you received your proxy materials by mail or if you requested paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

If your ordinary shares are held in “street name,” meaning you are a beneficial owner with your shares held through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or nominee, who is the holder of record of your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting may also be offered to shareholders owning shares through certain banks, brokers and nominees, according to their individual policies.

RECORD DATE; QUORUM; VOTING RIGHTS ETC.

Record Date

Only shareholders of record at the close of business on October 5, 2015, the record date, will be entitled to notice of, and to vote at, the Annual General Meeting and any adjournments or postponements thereof. As of September 7, 2015, the Company had issued and outstanding 45,231,712 Ordinary Shares (excluding 7,293,166 treasury shares).

Quorum

Two or more persons, each being a shareholder, a proxy for a shareholder or an authorized representative of a corporate shareholder, holding together Ordinary Shares that confer in the aggregate 35% of the voting power of the Company, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual General Meeting.

If within an hour from the time appointed for the Meeting a quorum is not present, the Meeting, if convened upon requisition under the provisions of the Israeli Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the Meeting, in person or by proxy, and voting on the question of adjournment.  In general, no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the Meeting as originally called. At such adjourned meeting, any two shareholders, present in person or by proxy, shall constitute a quorum.

Position Statements

To the extent you would like to submit a position statement with respect to any of proposals described in this proxy statement pursuant to the Companies Law, you may do so by delivery of appropriate notice to the Company's offices located at 22 Raoul Wallenberg Street, Tel Aviv 69710, Israel, not later than October 27, 2015. Position statements must be in English and otherwise must comply with applicable law. Any valid position statement will be furnished by the Company to the SEC on a Current Report on Form 6-K, and will be made available to the public on the SEC's website at http://www.sec.gov .

Shareholder Proposals for the 2015 Annual General Meeting

Pursuant to Section 66(b) of the Companies Law, shareholders who hold at least 1% of our outstanding ordinary shares are generally allowed to submit a proper proposal for inclusion on the agenda of a general meeting of the Company's shareholders.  Such eligible shareholders may present proper proposals  for inclusion in, and for consideration at, the Meeting by submitting their proposals in writing to our General Counsel at the following address: Radware Ltd., 22 Raoul Wallenberg Street, Tel Aviv 69710, Israel, Attention: General Counsel. For a shareholder proposal to be considered for inclusion in the Meeting, our General Counsel must receive the written proposal no later than October 7, 2015.

In general, a shareholder proposal must be in English and set forth (i) the name, business address, telephone number, fax number and email address of the proposing shareholder (and each member of the group constituting the proposing shareholder, if applicable) and, if not a natural person, the same information with respect to the person( s) that controls and/or manages such person, (ii) the number of ordinary shares held by the proposing shareholder, directly or indirectly, including if beneficially owned by the proposing shareholder (within the meaning of Rule 13d-3 promulgated under the U.S. Securities and Exchange Act of 1934, as amended), and, if any of such Ordinary Shares are held indirectly, an explanation of how they are held and by whom, and, if such proposing shareholder is not the holder of record of any such ordinary shares, a written statement from an authorized bank, broker, depository or other nominee, as the case may be, indicating the number of ordinary shares the proposing shareholder is entitled to vote as of a date that is no more than ten (10) days prior to the date of delivery of the shareholder proposal, (iii) any agreements, arrangements, understandings or relationships between the proposing shareholder and any other person with respect to any securities of the Company or the subject matter of the shareholder proposal, including any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such proposing shareholder, the purpose or effect of which is to give such proposing shareholder economic risk similar to ownership of shares of any class or series of the Company, (iv) the proposing shareholder's purpose in making the proposal, (v) the complete text of the resolution that the proposing shareholder proposes to be voted upon at the shareholders meeting, (vi) a statement of whether the proposing shareholder has a personal interest in the proposal and, if so, a description in reasonable detail of such personal interest, (vii) a declaration that all the information that is required under the Companies Law and any other applicable law to be provided to the Company in connection with such subject, if any, has been provided, (viii) if the proposal is to nominate a candidate for election to the Board of Directors, a questionnaire and declaration, in form and substance reasonably requested by the Company, signed by the nominee with respect to matters relating to his or her identity, address, background, credentials, expertise etc., and his or her consent to be named as a candidate and, if elected, to serve on the Board of Directors, and (ix) any other information reasonably requested by the Company. The Company shall be entitled to publish information provided by a proposing shareholder, and the proposing shareholder shall be responsible for the accuracy thereof. In addition, shareholder proposals must otherwise comply with applicable law and our Articles of Association. Radware may disregard shareholder proposals that are not timely and validly submitted.

If our Board of Directors will determine that a shareholder proposal is appropriate to be added to the agenda in the Meeting, we will publish a revised agenda for the Meeting no later than October 14, 2015 by way of issuing a press release and/or submitting a Current Report on Form 6-K to the SEC.

SECURITY OWNERSHIP BY CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 18, 2015, (i) the number of Ordinary Shares owned beneficially by all persons known to the Company to own beneficially more than 5% of the Company’s Ordinary Shares, and (ii) certain information regarding the beneficial ownership of our Ordinary Shares by our directors and officers.

The information contained herein has been obtained from the Company’s records, from public filings or from information furnished by the individual or entity to the Company.

Name	Number of ordinary shares	Percentage of outstanding ordinary shares

Rima Senvest Management, LLC (1)	4,623,530	10.21%
Nava Zisapel (2)	3,027,709	6.68%
Yehuda Zisapel (3)	2,788,243	6.15%
Wellington Management Group LLPC (4)	2,547,625	5.62%
Roy Zisapel (5)	2,389,204	5.23%

* Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Ordinary shares relating to options currently exercisable or exercisable within 60 days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

** The percentages shown are based on 45,296,128 Ordinary Shares issued and outstanding (excluding 7,293,166 treasury shares), as of September 18, 2015.

(1) Shares are beneficially owned by Rima Senvest Management, LLC, a Delaware corporation (“Rima”), and Richard Mashaal, a Canadian citizen. This information is based on information provided in the Amendment No. 10 to Statement on Schedule 13G filed with the SEC by Mr. Mashaall and Rima on February 17, 2015. Based on previous amendments to the Schedule 13G filed with the SEC by Mr. Mashaall and Rima, Rima beneficially owned, as of May 22, 2014, 10.19% of our outstanding ordinary shares, as of February 14, 2013, 6.87% of our outstanding ordinary shares and as of February 14, 2012, 7.81% of our outstanding ordinary shares.

(2) Of the ordinary shares beneficially owned by Ms. Nava Zisapel, (i) 2,505,243 are held directly; and (ii) 522,466 are held of record by Carm-AD Ltd., an Israeli company owned 50% by Nava Zisapel; As noted in note 1 in “Item 6E – Share Ownership,” Yehuda and Nava Zisapel have an agreement which provides for certain coordination in respect of sales of shares of Radware as well as for tag along rights with respect to off-market sales of shares of Radware.

(3) Of the ordinary shares beneficially owned by Mr. Yehuda Zisapel (i) 2,205,777 are held directly by Yehuda Zisapel; (ii) 522,466 are held of record by Carm-AD Ltd., an Israeli company wholly-owned in equal shares by Yehuda Zisapel and Nava Zisapel; and (iii) 60,000 options to purchase ordinary shares are fully vested or will be fully vested with Yehuda Zisapel within the next 60 days, at an exercise price of $16.21 per share, expiring in January 2018. In addition, Nava Zisapel directly holds 2,505,243 ordinary shares which are not included in the total shares reported above as beneficially owned by Yehuda Zisapel. Yehuda and Nava Zisapel have an agreement which provides for certain coordination in respect of sales of shares of Radware as well as for tag along rights with respect to off-market sales of shares of Radware.

(4) This information is based on information provided in the Statement on Schedule 13G filed with the SEC by Wellington Management Group LLP on February 12, 2015.

(5) Consists of 1,989,204 shares and 400,000 options to purchase ordinary shares which are fully vested or which will be fully vested within the next 60 days, at an exercise price of $13.89, which expire in December 2018.

CAUTIONARY  STATEMENT  REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the statements contained in this proxy statement may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual outcomes could differ materially from those anticipated in these forward-looking  statements as a result of various factors.

We urge you to consider that statements which use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate," and similar expressions are intended to identify forward-looking  statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. These statements reflect our current views, expectations and assumptions with respect to future events, are based on assumptions, are subject to risks and uncertainties and may not prove to be accurate. These risks and uncertainties, as well as others, are discussed in greater detail in Radware's Annual Report on Form 20-F and Radware's other filings with the Securities and Exchange Commission ("SEC"). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 1
RE-ELECTION OF TWO CLASS I DIRECTORS
(Item 1 on the Proxy Card)

Background

Pursuant to the Company’s Articles of Association, our Board of Directors (other than our external directors, as such term is defined in the Israeli Companies Law) is divided into three classes: Class I, Class II and Class III. Each director, when and however elected, is designated as a member of a certain class of directors and, subject to certain exceptions, serves for a term ending on the date of the third annual general meeting following the annual general meeting at which such director was elected. Accordingly, each director in Class I will serve for a term ending on the date of the annual general meeting for the year 2015 (i.e., the date of the Meeting); each director in Class II will serve for a term ending on the date of the annual general meeting for the year 2016; and each director in Class III will serve for a term ending on the date of the annual general meeting for the year 2017.

The term of service of Mr. Yehuda Zisapel, the Chairman of our Board of Directors, and Mr. Avraham Asheri, the two directors in Class I, expires on the date of the Meeting. We are proposing to re-elect Mr. Yehuda Zisapel and Mr. Avraham Asheri at the Meeting, such that their term will expire at the annual general meeting for the year 2018. These nominees were approved and recommended to the Board of Directors by the Company’s independent directors in accordance with the NASDAQ rules.

We currently have a board of seven (7) directors, including two external directors. Subject to the re-election of the nominees (in this Item 1), we expect to have, following the Meeting, a board of seven (7) directors, including the two external directors.

It is intended that proxies (other than those directing the proxy holders to vote against the listed nominee or to abstain) will be voted for the re-election of the proposed nominees. In the event either of such nominees is unable to serve, the proxies will be voted for the election of such other person or persons as determined by the persons named in the proxy in accordance with their best judgment. The Company is not aware of any reason why either of the nominees, if elected, would be unable to serve as director. The Company does not have any understanding or agreement regarding the future election of the above nominees.

The following biographical information is supplied with respect to the persons nominated and recommended to be re-elected by the Board of Directors of the Company and is based upon the records of the Company and information furnished to it by the respective nominees.

Yehuda Zisapel, 73, co-founder of our Company, has served as a member of our Board of Directors since our inception in May 1996 and served as Chairman of our Board of Directors from May 1996 until August 2006 and again since November 2009. In addition, Mr. Zisapel serves as a director of Radware Inc. and other subsidiaries. Mr. Zisapel is also a founder and a director of RAD Data Communications Ltd., a worldwide data communications company headquartered in Israel, and BYNET Data Communications Ltd., a distributor of data communications products in Israel and serves as a director of other companies in the RAD-Bynet Group. See “Item 4C – Organizational Structure.” Mr. Zisapel has a B.Sc. and a M.Sc. degree in electrical engineering as well as an Award of Honorary Doctorate (DHC-Doctor Honoris Causa) from the Technion, Israel Institute of Technology and an M.B.A. degree from Tel Aviv University, Israel. Yehuda Zisapel is the father of Roy Zisapel, a director and the President and Chief Executive Officer of the Company.

Avraham Asheri, 77, has served as a member of the Board of Directors since July 2009. Mr. Asheri currently serves on the board of directors and several committees of the following companies: Elbit Systems Ltd. and Micronet Ltd. Mr. Asheri was the President and Chief Executive Officer of Israel Discount Bank (“DB”) during the years 1991 to 1998. Prior to that, from 1983 until 1991 he served as Executive Vice President of DB and a member of its Management Committee. Before that, Mr. Asheri served at the Israel Ministry of Industry and Trade and at the Israel Ministry of Finance, including in the positions of Director General of the Ministry of Industry and Trade, Managing Director of Israel Investment Center, and Trade Commissioner of Israel to the United States. Mr. Asheri acts as chairman of the Audit Committee of the Board of Governors of the Hebrew University, member of the Executive Committee of the Jerusalem Institute for Israel Studies, member of the Executive Committee of Hadassah Academic College and Chairman of its Finance Committee, and member of the Audit Committee of the Jerusalem Foundation and Board member and Chairman of Finance Committee of Mishkenot Sha’ananim. Mr. Asheri holds a BA degree in economics and political science from The Hebrew University, Israel.

If elected, the proposed nominees will continue to be entitled to receive the compensation we pay to our directors described below under “Executive Compensation”. They have also been provided with indemnification letters.

The Proposed Resolution

We propose that at the Annual General Meeting the following resolutions be adopted:

“RESOLVED, that Mr. Yehuda Zisapel is hereby re-elected to serve as a member of the Board of Directors of the Company until his successor is duly elected and qualified, in Class I, i.e., his term shall expire at the annual general meeting for the year 2018; and

RESOLVED, that Mr. Avraham Asheri is hereby re-elected to serve as a member of the Board of Directors of the Company until his successor is duly elected and qualified, in Class I, i.e., his term shall expire at the annual general meeting for the year 2018.”

Required Vote

The affirmative vote of the holders of a majority of the voting power represented at the Annual General Meeting, in person or by proxy, and voting on this matter, is required to re-elect the nominees named above as directors.

The Board of Directors recommends a vote FOR the election of the said nominees.

Other Members of the Board of Directors Continuing in Office

Roy Zisapel*, 45, co-founder of our Company, has served as our Chief Executive Officer, President and a director since our inception in May 1996. Mr. Zisapel also serves as a director of Radware Inc. and other subsidiaries. From February 1996 to March 1997, Mr. Zisapel was a team leader of research and development projects for RND Networks Ltd. From July 1994 to February 1996, Mr. Zisapel was employed as a software engineer for unaffiliated companies in Israel. Mr. Zisapel holds a B.Sc. degree in mathematics and computer science from Tel Aviv University. Roy Zisapel is the son of Yehuda Zisapel, who is the Chairman of the Board of Directors of the Company.

Joel Maryles*, 55, has served as a member of the Board of Directors since January 2014. Mr. Maryles currently serves on the board of directors of EZchip Semiconductor Ltd. and he is a Venture Partner at OurCrowd. He held numerous senior positions in the financial sector over the past three decades. From 2007 to 2012, Mr. Maryles was a portfolio manager of T-Cubed Investments LP, an equity hedge fund that he founded. From 1996 to 2006, he was a Managing Director at Citigroup Investment Banking where, in addition to his role as a senior technology banker, he founded and managed the Israeli investment banking operations for Citigroup/Salomon Smith Barney.  From 1986 to 1996, Mr. Maryles held various senior positions at Furman Selz, a U.S.-based investment bank, including Managing Director focused on Israeli technology and healthcare transactions.  Prior to Furman Selz, Mr. Maryles was an Investment Officer at First Chicago Investment Advisors. Mr. Maryles holds a B.Sc. degree in engineering from the University of Illinois and an M.B.A. from the University of Chicago.

Yael Langer**, 50, has served as a member of the Board of Directors since July 2009. Ms. Langer has served as the general counsel and secretary of RAD Data Communications Ltd. and several other companies in the RAD-BYNET group since July 1998. Since December 2000, Ms. Langer has served as a director in Ceragon Networks Ltd., a company publicly-traded on NASDAQ and the Tel-Aviv stock markets. From December 1995 to July 1998, Ms. Langer served as assistant general counsel to companies in the RAD-BYNET group. From September 1993 until July 1995, Ms. Langer was a member of the legal department of Poalim Capital Markets and Investments Ltd., the underwriting and investment banking subsidiary of Bank Hapoalim. Prior to that, Ms. Langer was an attorney in the firm of Shimron, Molcho, Persky in Jerusalem. Ms. Langer holds an L.L.B. degree from The Hebrew University, Israel.

Prof. Yair Tauman ***, 67, has served as a member of the Board of Directors since October 2010. He is the Dean of the Adelson School of Entrepreneurship in the Interdisciplinary Center (IDC) in Herzliya, Israel and was previously the Dean of the Arison School of Business in the (IDC) s He is also a Leading Professor of Economics and the Director of the Center for Game Theory in Economics at Stony Brook University, New York. He was a professor in Tel-Aviv University for 25 years until 2009 and 6 years a professor in Kellogg School of management at Northwestern University.  His areas of research include game theory and industrial organization. Prof. Tauman currently serves on the board of directors of nine companies from different sectors including Bank Hapoalim, online auctions, education and IT. Prof. Tauman obtained his Ph.D. and M.Sc. degrees in mathematics as well as a B.Sc. in mathematics and statistics from The Hebrew University, Israel.

See also Item 2 below regarding our external directors, including the proposed reelection of Mr. David Rubner.

_______________________

* Member of Class II
** Member of Class III
*** External Director

Board Meetings and Committees

During 2014, the Board of Directors held seven (7) meetings.

The Board of Directors appoints committees to help carry out its duties. Each committee reports the results of its meetings to the full Board of Directors. The Board of Directors established its Audit Committee and Compensation Committee in 1999. Only non-employee directors serve on our Audit Committee and Compensation Committee.

Our Audit Committee is currently comprised of Mr. David Rubner, Prof. Yair Tauman, Mr. Joel Maryles and Mr. Avraham Asheri, all of whom qualify as independent directors, as determined under the SEC and NASDAQ rules and otherwise satisfy the qualification requirements required by the Israeli Companies Law. The Audit Committee's purpose and responsibilities, include, among other things, (1) assist the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices and financial statements and the independence qualifications and performance of our independent auditors, (2) select, evaluate and, where appropriate, recommend to replace, the independent auditors (or to nominate the independent auditors subject to shareholder approval) and to pre-approve audit engagement fees and all permitted non-audit services and fees, (3) identify irregularities in the business management of the Company, including in consultation with the internal auditor and/or the Company's independent accountants, and to recommend remedial measures to the Board of Directors, (4) review, and, where appropriate, approve certain interested party transactions specified under the Companies Law, and (5) examine and monitor the work of our internal auditor. Our Board of Directors has determined that Mr. Avraham Asheri, a member of our Audit Committee, is considered an "audit committee financial expert" under the rules of the SEC and NASDAQ. During 2014, our Audit Committee held six (5) meetings.

Our Compensation Committee is currently comprised of Prof. Yair  Tauman  (the  Chairman  of the Compensation Committee), Mr. David Rubner, Mr. Joel Maryles and Mr. Avraham Asheri, all of whom qualify as independent directors as determined under NASDAQ rules and otherwise satisfy the qualification requirements required by the Israeli Companies Law. The Compensation Committee's purpose and responsibilities include, among other things, (1) to make decisions regarding executive compensation, (2) recommending to the Board of Directors a policy governing the compensation of office holders and resolving whether to exempt the compensation terms of a candidate for chief executive officer from the need to obtain shareholder approval, and (3) to administer the Company's equity incentive plans. During 2014, our Compensation Committee held four (4) meetings.

Executive Compensation

General

Our objective is to attract, motivate and retain highly skilled personnel who will assist Radware to reach its business objectives, performance and the creation of shareholder value and otherwise contribute to our long-term success. In October 2013, our shareholders approved the compensation policy for our executive officers and directors, or our Compensation Policy, which was designed to correlate executive compensation with Radware's objectives and goals. See below under Item 5 with respect to a proposed amendment to our Compensation Policy.

The aggregate direct compensation paid to, or accrued, for the account of all directors and executive officers as a group (consisting of 14 persons, including one director whose service expired in September 2014) during the 2014 fiscal year was $3,011,000. This amount (1) includes officers' compensation and director fees, including amounts expensed by the Company for automobiles made available to its officers and expenses (including business association dues and expenses) for which officers were reimbursed, as well as $433,000 for amounts set aside or accrued to provide pension, retirement, insurance or similar benefits, and (2) excludes equity-based compensation granted to our officers and directors, described in the following paragraph.

The total number of options granted to officers and directors of the Company during 2014 as a group was 401,375 options, at a weighted average exercise price per share of $17.34, which expire sixty-two (62) months after the date of grant. The weighted average grant date fair value of these options was $5.71 per option. For a discussion of the accounting method and assumptions used in reaching this valuation, see Note 2q to our consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2014.

For a discussion of the compensation granted to our five most highly compensated executive officers during 2014, see "Compensation of Executive Officers" below, and for a discussion of the compensation paid to our nonemployee directors, see "Compensation of Directors" below.

Compensation of Executive Officers

The table and summary below outline the compensation granted to our five most highly compensated executive officers during or with respect to the year ended December 31, 2014. We refer to the five individuals for whom disclosure is provided herein as our "Covered Executives."

For purposes of the table and the summary below, "compensation" includes base salary, bonuses, equity-based compensation, retirement or termination payments, benefits and perquisites such as car, phone and social benefits and any undertaking to provide such compensation. All amounts reported in the table are in terms of cost to the Company, as recognized in our financial statements for the year ended December 31, 2014.

Name and Principal Position (1)	Year	Salary		Bonus (including Sales Commissions) (2)		Equity-Based Compensation (3)		All Other Compensation (4)	Total
		(US$ in thousands)
Meir Moshe, Chief Financial Officer	2014	418		---		971	(5)	99	1,488
Gabi Malka, Chief Operating Officer	2014	209		77		702	(6)	49	1,037
Roy Zisapel, Chief Executive Officer, President and Director*	2014	406	(7)	262	(8)	---		86	754
Yoav Gazelle, Vice President EMEA & CALA **	2014	199		237		58	(9)	49	543
Terence Ying, Vice President Asia-Pacific	2014	263		215		---		16	494

(1)
Unless otherwise indicated herein, all Covered Executives are (i) employed on a full-time (100%) basis; and (ii) subject to customary confidentiality, intellectual property assignment and non-solicitation provisions as well as an undertaking not to compete with us or in our field of business for at least 12 months following termination of employment.

(2)
Amounts reported in this column represent annual bonuses, including sales commissions. Consistent with our Compensation Policy, such bonuses are based upon (i) for non-sales executive officers (in this list – the only non-sales executives entitled to a bonus are Mr. Roy Zisapel and Mr. Gabi Malka) - achievement of milestones and targets and the measurable results of the Company, as compared to our budget and/or work plan for the relevant year, with a portion of the bonus (up to 10% in the case of Roy Zisapel) being based on the achievement and performance of pre-determined individual key performance indicators (KPIs), and, in any event, not to exceed the amount of one (100%) annual base salary of such executive (133% in the case of Roy Zisapel); and (ii) for sales executive officers - achievement of targets of revenues generated by the individual and/or his/her team or division and/or the Company, and in any event, not to exceed the amount of four annual base salaries of such executive.

(3)
Amounts reported in this column represent the grant date fair value in accordance with accounting guidance for stock-based compensation. For a discussion of the assumptions used in reaching this valuation, see Note 2(q) to our consolidated financial statements included elsewhere in this annual report.

(4)
Amounts reported in this column include benefits and perquisites, including those mandated by applicable law. Such benefits and perquisites may include, to the extent applicable to the Covered Executive, payments, contributions and/or allocations for savings funds (e.g., Managers Life Insurance Policy), education funds ('keren hishtalmut'), pension, severance, vacation, car or car allowance, medical insurances and benefits, risk insurances (e.g., life, or work disability insurance), phone, convalescence or recreation pay, relocation, payments for social security, tax gross-up payments and other benefits and perquisites consistent with Radware's guidelines. Unless otherwise indicated herein, all Covered Executives (i) are entitled to a notice period of at least 1 month prior to termination (other than termination for cause), during which they are generally entitled to all compensation and rights under their employment agreements; and (ii) are not entitled to any special bonuses or benefits upon a change of control of our Company, other than a potential acceleration of the vesting of their stock options pursuant to our equity incentive plan, as more fully described in Item 6E below.

(5)
On January 27, 2014, we granted Mr. Meir Moshe options to purchase 150,000 ordinary shares with an exercise price of $ 17.98 per share. Half (50%) of these options will become exercisable two years following the grant, 25% of those options will become exercisable three years following the grant and the remainder are exercisable four years following the grant. The options expire 62 months from the grant date, i.e., on March 27, 2019.

(6)
On April 29, 2014, we granted Mr. Gabi Malka options to purchase 121,375 ordinary shares with an exercise price of $16.07 per share. Half (50%) of these options will become exercisable two years following the grant, 25% of those options will become exercisable three years following the grant and the remainder are exercisable four years following the grant. The options expire 62 months from the grant date, i.e., on June 29, 2019.

(7)
Mr. Roy Zisapel is entitled to a gross base salary of $300,000 (or the equivalent in NIS) per annum. However, he is also entitled to a quarterly payment of $25,000, effective as of the January 1, 2012 as compensation for his additional duties and tasks in the United States as manager of our entire on-going North Americas activities. The additional amount will be payable for as long as Mr. Zisapel maintains this additional position.

(8)
Consistent with our Compensation Policy, and as approved by our shareholders in October 2013, for each of the years 2013, 2014 and 2015, Mr. Roy Zisapel is entitled to an annual bonus of up to $300,000 (or the equivalent in NIS) for the achievement of milestones and criteria which consist of several performance targets (namely revenues, profitability, business development, product development, product quality and overall performance).

(9)
On April 29, 2014, we granted Mr. Yoav Gazelle options to purchase 10,000 ordinary shares with an exercise price of $16.07 per share. Half (50%) of these options will become exercisable two years following the grant, 25% of those options will become exercisable three years following the grant and the remainder are exercisable four years following the grant. The options expire 62 months from the grant date, i.e., on June 29, 2019.

* All or part of the base salary is denominated in NIS and therefore fluctuations in dollar amounts may be attributed to $/NIS exchange rate fluctuations.

** All compensation, except equity-based compensation, is denominated in EUR and therefore fluctuations in dollar amounts may be attributed to $/EUR exchange rate fluctuations.

Compensation of Directors

Our non-employee directors (including external directors) are entitled to the following compensation: (a) a retainer fee of NIS 120,800 (currently equivalent to approximately $30,200) per year of service; and (b) per meeting remuneration as follows: (i) NIS 3,600 (currently equivalent to approximately $900) for each board or committee meeting  attended, provided that the director is a member of such committee;  (ii) compensation  for telephonic participation in face to face board and committee meetings in an amount of 60% of what is received for physical participation; and (iii) compensation for board and committee meetings held via teleconference  or other electronic means without physical participation in an amount of 50% of what is received for physical meeting.  All the foregoing amounts are subject to adjustment for changes in the Israeli consumer price index after December 2007 and changes in the amounts payable pursuant to Israeli law from time to time.

In addition, each of our non-employee directors (including external directors) is entitled to a grant of options under our stock option plans to purchase 20,000 Ordinary Shares for each year in which such non-employee director holds office. The options are granted for three (3) years in advance, and therefore every director receives an initial grant of options to purchase 60,000 Ordinary Shares, which vest over a period of three years, with a third (20,000) to vest upon each anniversary of service, provided that the director still serves on the Company's Board of Directors on such date. The grant is made on the date of the director's election (or the date of commencement of office, if different), and thereafter, every three years, if reelected, an additional grant of options to purchase an additional 60,000 Ordinary Shares will be made on the date of each annual meeting in which such director is re-elected. The exercise price of all options shall be equal to the fair market value of the Ordinary Shares on the date of the grant (i.e., an exercise price equal to the market price of our Ordinary Shares on the date of the annual meeting approving the election or reelection of a director or the date of commencement of office, if different).

See also below under Item 5 (with respect to a proposed amendment to our Compensation Policy) and Item 6 (with respect to a proposed grant of stock options to the Chairman of our Board of Directors).

Indemnification and Insurance

We currently hold directors and officers liability insurance for the benefit of our executive officers and directors with an aggregate coverage limit of $15 million (but see Item 5 below).  In addition, we provide indemnification to our executive officers and directors pursuant to the terms of a Letter of Indemnification substantially in the form approved by our shareholders.

ITEM 2
RE-ELECTION OF EXTERNAL DIRECTOR
(Item 2 on the Proxy Card)

Background

Under the Companies Law, companies incorporated under the laws of Israel whose shares have been offered to the public within or outside of Israel, such as Radware, are required to appoint at least two external directors.

To qualify as an external director, an individual (or the individual’s relative, partner, employer or any entity under the individual's control) may not have, and may not have had at any time during the previous two years, any "affiliation" with:

•	the company, the company's controlling shareholder or its relative, or another entity affiliated with the company or its controlling shareholder, or

•
a company without a controlling shareholder (or a shareholder that owns more than 25% of its voting power), such as Radware, any person who, at the time of appointment, is the chairman, the chief executive officer, the chief financial officer or a 5% shareholder of the company.

The term affiliation includes:

•	an employment relationship;

•	a business or professional relationship;

•	control; and

•	service as an office holder, excluding service as a director that was appointed to serve as an external director of a company that is about to make its initial public offering.

No person can serve as an external director if the person’s position or other business creates, or may create, a conflict of interest with the person’s responsibilities as an external director. Until the lapse of two years from termination of office, a company and its controlling shareholder may not engage an external director to serve as an office holder and cannot employ or receive services from that person, either directly or indirectly, including through a corporation controlled by that person. The same restriction applies to other family members of the external director but until the lapse of one year from termination of office as an external director.

The external directors must be elected by the shareholders. The initial term of an external director is three years and the term may be extended for up to two additional three-year terms. Thereafter, in a company whose shares are listed for trading on, among others, the NASDAQ Global Select Market, such as Radware, he or she may be reelected by our shareholders for additional periods of up to three years each only if our Audit Committee and Board of Directors confirm that, in light of the external director’s expertise and special contribution to the work of the Board of Directors and its committees, the reelection for such additional period is beneficial to the Company.

Each committee of a company’s board of directors is required to include at least one external director, except for the Audit and Compensation Committees which are required to be comprised of all of the external directors.

Under the Companies Law and regulations promulgated thereunder, (1) an external director must have either “accounting and financial expertise” or “professional qualifications” (as such terms are defined in regulations promulgated under the Companies Law) and (2) at least one of the external directors must have “accounting and financial expertise,” except that companies whose shares are registered for trade outside of Israel, such as Radware, may instead have one of its other independent directors qualify as having "accounting and financial expertise", as long as all the external directors have “professional qualifications”.  The Board of Directors of the Company has determined that Mr. Avraham Asheri, one of our continuing independent directors, has “accounting and financial expertise” as well as “professional qualifications”, and that each of Mr. David Rubner and Prof. Yair Tauman has "professional qualifications". In addition, the Board of Directors has determined that Mr. Rubner qualifies as an independent director under the SEC and NASDAQ rules.

If re-elected, Mr. Rubner will be entitled to the compensation described under "Executive Compensation" in Item 1 above (including the grant of stock options described thereunder).

The following biographical information of the nominee is based upon the records of the Company and information furnished to it by the nominee.

David Rubner, 75, has served as a member of the Board of Directors since October 2009. Mr. Rubner is the Chairman and Chief Executive Officer of Rubner Technology Ventures Ltd., and a Partner in Hyperion Israel Advisors Ltd., a venture capital firm. During the years 1991 to 2000, he was President and Chief Executive Officer of ECI Telecom Ltd. (“ECI”). Prior to that, Mr. Rubner held several senior positions within ECI, such as Chief Engineer, Vice President of Operations and Executive Vice President, General Manager of the Telecommunications division. Prior to joining ECI, Mr. Rubner was a senior engineer in the Westinghouse Research Laboratories in Pittsburgh, Pennsylvania. Mr. Rubner serves on the boards of Check Point Software Ltd., Elbit Imaging, Ltd. and other public and private companies. He also serves on the boards of trustees of Bar-Ilan University, Shaare Zedek Hospital and is Chairman of the Petah Tikva Foundation. Mr. Rubner holds a B.Sc. degree in engineering from Queen Mary College, University of London, England and an M.S. degree from Carnegie Mellon University.

The Proposed Resolution

It is proposed that at the Annual General Meeting the following resolution be adopted:

“RESOLVED, that Mr. David Rubner is hereby re-elected to serve as an external director of the Company for a period of three years."

Required Vote

Approval of the above resolution regarding appointment of the external director will require the affirmative vote of a majority of ordinary shares present at the meeting, in person or by proxy, and voting on the resolution, provided that (i) the shares voting in favor of such resolution include at least a majority of the shares voted by shareholders who are neither “controlling shareholders” (as such term is defined in the Companies Law) nor having a "personal interest" in the resolution as a result of relationship with the controlling shareholder, or (ii) the total number of shares voted against the resolution by disinterested shareholders described in clause (i) does not exceed two percent (2%) of our outstanding shares.

The Companies Law requires that each shareholder voting on the proposed resolution indicate whether or not the shareholder has a personal interest in the proposed resolution, which, in this case, means a "personal interest" in the appointment merely as a result of such shareholder's relationship with the controlling shareholder. However, as of the date hereof, the Company has no controlling shareholders within the meaning of the Companies Law.

The Board of Directors recommends a vote FOR the re-election of the said nominee.

ITEM 3
ANNUAL BONUS
TO THE CHIEF EXECUTIVE OFFICER AND PRESIDENT OF THE COMPANY
(Item 3 on the Proxy Card)

Background

Under the Companies Law, the terms of compensation, including the grant of an annual bonus, of a chief executive officer or a director of a company incorporated under the laws of Israel whose shares are listed for trade on a stock exchange or have been offered to the public in or outside of Israel, such as Radware, require the approval of the compensation committee, the board of directors and, subject to certain exceptions, the shareholders.

Starting 2012, Mr. Roy Zisapel, our Chief Executive Officer and President, was entitled to an annual bonus of up to $300,000 (or the equivalent in NIS), whereby the Compensation Committee, subject to approval of the Board of Directors, will have the final authority to determine whether the Chief Executive Officer is entitled to any portion of the annual bonus (including what, if any, portion thereof should be reduced and/or deferred), according to the CEO’s achievement of the designated milestones and criteria specified in the Company’s 2013 Proxy Statement:

•
Revenues: Achievement of the revenues target set in the annual budget of the Company approved by the Board of Directors for the applicable year (the "Annual Budget") will entitle our Chief Executive Officer to 25% of the annual bonus;

•	Profitability: Achievement of the profitability target set in the Annual Budget will entitle our Chief Executive Officer to 20% of the annual bonus;

•	Business Development: Achievement of the business development targets set in the Annual Budget will entitle our Chief Executive Officer to 15% of the annual bonus;

•
Product Development: Achievement of the product development targets set in the product roadmap of the Company approved by the Board of Directors for the applicable year (the "Annual Roadmap") will entitle our Chief Executive Officer to 10% of the annual bonus;

•	Product Quality: Achievement of the product quality targets set in the Annual Roadmap will entitle our Chief Executive Officer to 20% of the annual bonus; and

•
Overall Performance: Achievement and performance of individual key performance indicators (KPIs) set by the Compensation Committee (and approved by the Board of Directors) for the applicable year will entitle our Chief Executive Officer to 10% of the annual bonus.

•
Board's Discretion: The Board of Directors, following recommendation and approval of our Compensation Committee, may defer the payment of up to 10% of the annual bonus to which the Chief Executive Officer would otherwise be entitled in the applicable year to the following year and/or condition such payment by reaching one or more of the targets set for the following year.

Based on the aforesaid milestones for 2014, our Chief Executive Officer was granted a bonus of $262,000 for 2014 (out of the maximum $300,000 annual bonus). For details regarding other terms of compensation of our Chief Executive Officer, see under "Executive Compensation" above as well as the proposed stock option grant set forth in Item 4 below.

Proposed Terms of Annual Bonus

Our future success depends in large part on the continued services of our senior management and key personnel. In particular, we are highly dependent on the services of Mr. Roy Zisapel. In recognition of the importance of Mr. Zisapel’s services to the Company and taking into account, among other factors, the salary levels of other senior managers in the industry, the Board of Directors has approved, following the recommendation and approval of the Compensation Committee and the Board of Directors, as follows:

-
to increase the maximum annual bonus payable to Mr. Zisapel, such that, effective for the year 2015 and in future years, he will be entitled to an annual bonus of up to $400,000 (rather than $300,000); and

-	to determine that the annual bonus for 2015, 2016 and 2017 shall be payable to Mr. Zisapel subject to achieving the same criteria and milestones described above.

In approving the aforesaid proposed annual bonus, our Compensation Committee and Board of Directors considered various factors, including the other elements of compensation payable to Mr. Zisapel and factors set forth in the Companies Law and in our Compensation Policy. It is hereby clarified that if this Proposal 3 is not approved, the employment terms of Mr. Zisapel will continue according to the current terms.

The Proposed Resolution

It is proposed that at the Annual General Meeting the following resolution will be adopted:

“RESOLVED, that the proposed revisions to the terms of compensation of the Chief Executive Officer, as described in Item 3 of the Company’s Proxy Statement dated September 30, 2015, be, and the same hereby is, approved.”

Required Vote

The affirmative vote of the holders of a majority of the voting power represented at the meeting, in person or by proxy, and voting on this matter, is required for the approval of this matter; provided that either (i) the shares voted in favor of the above resolution include a majority of the shares voted by shareholders who are not “controlling shareholders” and do not have a "personal interest" in such matter (as such terms are defined in the Companies Law) or (ii) the total number of shares voted against such matter by the disinterested shareholders described in clause (i) does not exceed 2% of the Company’s voting power.

The Companies Law requires that each shareholder voting on the proposed resolution indicate whether or not the shareholder has a "personal interest" in the proposed resolution. Under the Companies Law, a “personal interest” of a shareholder (i) includes a personal interest of any members of the shareholder’s family (or spouses thereof) or a personal interest of a company with respect to which the shareholder (or such family member) serves as a director or the CEO, owns at least 5% of the shares or has the right to appoint a director or the CEO and (ii) excludes an interest arising solely from the ownership of our ordinary shares.

Mr. Roy Zisapel and his parents, Yehuda and Nava Zisapel, are deemed to have a personal interest in this matter. Since it is highly unlikely that any of the Company’s public shareholders has a personal interest on this matter and to avoid confusion, the enclosed form of proxy includes a certification that you do not have a personal interest in this matter. If you do have a personal interest, please contact our General Counsel at +972-3-767-4638 for instructions on how to vote your shares and indicate that you do have a personal interest or, if you hold your shares in "street name", you may also contact the representative managing your account, who could then contact the Company on your behalf.

The Board of Directors recommends a vote FOR the approval of the proposed resolution.

ITEM 4
GRANT OF STOCK OPTIONS TO THE CHIEF EXECUTIVE OFFICER
AND PRESIDENT OF THE COMPANY
(Item 4 on the Proxy Card)

Background

Under the Companies Law, the terms of compensation, including grant of stock options, of a chief executive officer or a director of a company incorporated under the laws of Israel whose shares are listed for trade on a stock exchange or have been offered to the public in or outside of Israel, such as Radware, require the approval of the compensation committee, the board of directors and, subject to certain exceptions, the shareholders.

The Company’s success depends to a significant extent on the performance of its Chief Executive Officer and President, Mr. Roy Zisapel. The last time we granted stock options to Mr. Zisapel was in 2013. In light of the foregoing and in recognition of the importance and contribution of Mr. Zisapel to the Company, the Board of Directors has approved, after receipt of a recommendation and approval by the Compensation Committee, to grant Mr. Zisapel options to purchase up to 200,000 Ordinary Shares, on the following terms:

•
The exercise price of all options will be equal to the fair market value of the Ordinary Shares on the date of the grant (i.e., an exercise price equal to the market price of our Ordinary Shares on the date of the Annual General Meeting).

•	Options to purchase 100,000 Ordinary Shares shall vest two years after the date of the Annual General Meeting.

•	Options to purchase 50,000 Ordinary Shares shall vest three years after the date of the Annual General Meeting.

•	Options to purchase 50,000 options shall vest four years after the date of the Annual General Meeting.

•
In accordance with our Compensation Policy, the fair market value of the proposed grant, as measured on the date of the grant, based on Black-Scholes model, may not exceed the equivalent of five (5) annual salaries of the CEO per year of vesting, on a linear basis, or $1.5 million (the “Cap”). Based on a price per share of $17.73, the closing price of our Ordinary Shares on NASDAQ on September 18, 2015, the fair market value of the grant (using the Black-Scholes model) per each year of vesting is currently approximately $266,000. For the sake of clarity, if the fair market value on the date of grant exceeds $1.5 million per year, the number of options will be reduced so that it does not exceed the Cap.

•	All other terms and conditions in connection with the above options shall be as set forth in the Company’s Key Employee Stock Option Plan 1997, as amended.

For details regarding other terms of compensation of our Chief Executive Officer, see under "Executive Compensation" above as well as the proposed terms of the annual bonus set forth in Item 3 above. For details about Mr. Roy Zisapel’s beneficial ownership of our shares, see above under the caption “Security Ownership by Certain Beneficial Owners and Management.”

In approving the aforesaid proposed stock options grant, our Compensation Committee and Board of Directors considered various factors, including the other elements of compensation payable to Mr. Zisapel and the other factors set forth in the Companies Law and in our Compensation Policy.

The Proposed Resolution

It is proposed that at the Annual General Meeting the following resolution will be adopted:

“RESOLVED, that the grant of options to purchase up to 200,000 Ordinary Shares to Mr. Roy Zisapel, the Company’s Chief Executive Officer and President, as described in the Company’s Proxy Statement, dated September 30, 2015 be, and the same hereby, is approved.”

Required Vote

The affirmative vote of the holders of a majority of the voting power represented at the meeting, in person or by proxy, and voting on this matter, is required for the approval of this matter; provided that either (i) the shares voted in favor of the above resolution include a majority of the shares voted by shareholders who are not “controlling shareholders” and do not have a "personal interest" in such matter (as such terms are defined in the Companies Law) or (ii) the total number of shares voted against such matter by the disinterested shareholders described in clause (i) does not exceed 2% of the Company’s voting power.

The Companies Law requires that each shareholder voting on the proposed resolution indicate whether or not the shareholder has a "personal interest" in the proposed resolution. Under the Companies Law, a “personal interest” of a shareholder (i) includes a personal interest of any members of the shareholder’s family (or spouses thereof) or a personal interest of a company with respect to which the shareholder (or such family member) serves as a director or the CEO, owns at least 5% of the shares or has the right to appoint a director or the CEO and (ii) excludes an interest arising solely from the ownership of our ordinary shares.

Mr. Roy Zisapel and his parents, Yehuda and Nava Zisapel, are deemed to have a personal interest in this matter. Since it is highly unlikely that any of the Company’s public shareholders has a personal interest on this matter and to avoid confusion, the enclosed form of proxy includes a certification that you do not have a personal interest in this matter. If you do have a personal interest, please contact our General Counsel at +972-3-767-4638 for instructions on how to vote your shares and indicate that you do have a personal interest or, if you hold your shares in "street name", you may also contact the representative managing your account, who could then contact the Company on your behalf.

The Board of Directors recommends a vote FOR the approval of the proposed resolution.

ITEM 5
AMENDMENT OF COMPENSATION POLICY
FOR EXECUTIVE OFFICERS AND DIRECTORS
(Item 5 on the Proxy Card)

Background

           On October 3, 2013, the Company’s shareholders approved our Compensation Policy in accordance with the requirements of the Israeli Companies Law. Recently, the Compensation Committee and the Board of Directors approved, subject to shareholder approval, several modifications to the Compensation Policy, in the form attached as Appendix A hereto. The proposed modifications primarily relate to the key parameters of Directors and Officers Insurance that the Company may purchase and the maximum annual value of option grants to non-employee directors. Both of these changes were approved primarily as a result of the increased volume of operation of the Company and the increase in value attributed to our Ordinary Shares since we first introduced our Compensation Policy in 2013.

Other than the proposed changes, our Compensation Committee and Board of Directors did not identify any other necessary modifications to our Compensation Policy and, if approved, our Compensation Policy (as proposed to be amended) will be valid for the next three years.

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, that the Amended and Restated Compensation Policy for the Company's Executive Officers and Directors, in the form attached hereto as Appendix A is hereby approved.”

Required Vote

Approval of this matter will require the affirmative vote of a majority of the shares present, in person or by proxy, and voting on the matter; provided that either (i) the shares voted in favor of the above resolution include a majority of the shares voted by shareholders who are not “controlling shareholders” and do not have a "personal interest" in such matter (as such terms are defined in the Companies Law) or (ii) the total number of shares voted against such matter by the disinterested shareholders described in clause (i) does not exceed 2% of the Company’s voting power.

The Companies Law requires that each shareholder voting on the proposed resolution indicate whether or not the shareholder has a "personal interest" in the proposed resolution. Under the Companies Law, a “personal interest” of a shareholder (i) includes a personal interest of any members of the shareholder’s family (or spouses thereof) or a personal interest of a company with respect to which the shareholder (or such family member) serves as a director or the CEO, owns at least 5% of the shares or has the right to appoint a director or the CEO and (ii) excludes an interest arising solely from the ownership of our ordinary shares.

Our office holders are deemed to have a personal interest in this matter. Since it is highly unlikely that any of the Company’s public shareholders has a personal interest on this matter and to avoid confusion, the enclosed form of proxy includes a certification that you do not have a personal interest in this matter. If you do have a personal interest, please contact our General Counsel at +972-3-767-4638 for instructions on how to vote your shares and indicate that you do have a personal interest or, if you hold your shares in "street name", you may also contact the representative managing your account, who could then contact the Company on your behalf.

The Board of Directors recommends a vote FOR the approval of the proposed resolution.

ITEM 6
APPROVAL OF OPTION GRANTS TO THE CHAIRMAN OF THE BOARD
 (Item 6 on the Proxy Card)

Background

Under the Companies Law, the terms of compensation, including grant of stock options, of a director of a company incorporated under the laws of Israel whose shares are listed for trade on a stock exchange or have been offered to the public in or outside of Israel, such as Radware, require the approval of the compensation committee, the board of directors and, subject to certain exceptions, the shareholders.

Mr. Yehuda Zisapel is the Chairman of our Board of Directors and has been actively assisting the Company’s management in various matters. The last time we granted stock options to Mr. Zisapel was in 2012, upon his re-election as a Class I director. In light of the foregoing and in recognition of the importance and contribution of Mr. Yehuda Zisapel to the Company, the Board of Directors has approved, after receipt of a recommendation and approval by the Compensation Committee, to grant Mr. Zisapel options to purchase up to 150,000 Ordinary Shares, on the following terms:

•
The exercise price of all options will be equal to the fair market value of the ordinary shares on the date of the grant (i.e., an exercise price equal to the market price of our Ordinary Shares on the date of the Annual General Meeting);

•	Options to purchase 75,000 Ordinary Shares shall vest two years after the date of the Annual General Meeting.

•	Options to purchase 37,500 Ordinary Shares shall vest three years after the date of the Annual General Meeting.

•	Options to purchase 37,500 Ordinary Shares shall vest four years after the date of the Annual General Meeting.

•
The fair market value of the proposed grant, as measured on the date of the grant, based on Black-Scholes model, may not exceed $450,000 per each year of vesting (the “Cap for Directors”), as contemplated by the proposed amended Compensation Policy in Item 5 above.  Based on a price per share of 17.73, the closing price of our Ordinary Shares on NASDAQ on September 18, 2015, the fair market value of the grant (using the Black-Scholes model) per each year of vesting is currently approximately $203,000. For the sake of clarity, if the fair market value on the date of grant exceeds $450,000, the number of options will be reduced so that it does not exceed the Cap for Directors.

•	All other terms and conditions in connection with the above options shall be as set forth in the Company’s Key Employee Stock Option Plan 1997, as amended.

In approving the aforesaid proposed stock options grant, our Compensation Committee and Board of Directors considered various factors, including the other elements of compensation payable to Mr. Yehuda Zisapel, comparable equity compensation offered to similarly positioned executives and the other factors set forth in the Companies Law and in our Compensation Policy. It is hereby clarified that the proposed grant of stock options to Mr. Zisapel is subject to the shareholder approval of Item 5 above.

The Proposed Resolution

It is proposed that at the Annual General Meeting the following resolution will be adopted:

“RESOLVED, that the grant of options to purchase up to 150,000 Ordinary Shares to Mr. Yehuda Zisapel, the Company’s Chairman of the Board of Directors, as described in the Company’s Proxy Statement, dated September 30, 2015 be, and the same hereby, is approved.”

Required Vote

The affirmative vote of the holders of a majority of the voting power represented at the meeting, in person or by proxy, and voting on this matter, is required for the approval of this matter; provided that either (i) the shares voted in favor of the above resolution include a majority of the shares voted by shareholders who are not “controlling shareholders” and do not have a "personal interest" in such matter (as such terms are defined in the Companies Law) or (ii) the total number of shares voted against such matter by the disinterested shareholders described in clause (i) does not exceed 2% of the Company’s voting power.

The Companies Law requires that each shareholder voting on the proposed resolution indicate whether or not the shareholder has a "personal interest" in the proposed resolution. Under the Companies Law, a “personal interest” of a shareholder (i) includes a personal interest of any members of the shareholder’s family (or spouses thereof) or a personal interest of a company with respect to which the shareholder (or such family member) serves as a director or the CEO, owns at least 5% of the shares or has the right to appoint a director or the CEO and (ii) excludes an interest arising solely from the ownership of our ordinary shares.

Mr. Yehuda Zisapel, his son Mr. Roy Zisapel, Ms. Nava Zisapel and his Brother Mr. Zohar Zisapel may be deemed to have a personal interest in this matter. Since it is highly unlikely that any of the Company’s public shareholders has a personal interest on this matter and to avoid confusion, the enclosed form of proxy includes a certification that you do not have a personal interest in this matter. If you do have a personal interest, please contact our General Counsel at +972-3-767-4638 for instructions on how to vote your shares and indicate that you do have a personal interest or, if you hold your shares in "street name", you may also contact the representative managing your account, who could then contact the Company on your behalf.

The Board of Directors recommends a vote FOR the approval of the proposed resolution.

ITEM 7
RE-APPOINTMENT OF AUDITORS
(Item 7 on the Proxy Card)

Background

At the Meeting, the shareholders will be asked to approve the Audit Committee’s recommendation to re-appoint Kost, Forer, Gabbay & Kasierer, a member of the Ernst & Young international accounting firm, and independent certified public accountants in Israel, as our auditors until immediately following the next annual general meeting of shareholders. They have no relationship with the Company or with any affiliate of the Company except, to a limited extent, as tax consultants. The Audit Committee and the Board of Directors believe that such limited non-audit function does not affect the independence of Kost, Forer, Gabbay & Kasierer.

The shareholders will also be asked to authorize our Board of Directors to delegate to our Audit Committee the authority to fix the fees paid to our independent auditors, as contemplated by the U.S. Sarbanes-Oxley Act. With respect to the year 2014, we paid Kost, Forer, Gabbay & Kasierer approximately $275,000 for auditing and audit related services and $52,000 for tax and other fees.

The Proposed Resolution

It is proposed that at the Annual General Meeting the following resolutions be adopted:

“RESOLVED, that Kost, Forer, Gabbay & Kasierer, a member of the Ernst & Young international accounting firm, be, and they hereby are, re-appointed as auditors of the Company until immediately following the next annual general meeting of the Company’s shareholders.

RESOLVED, that the Board of Directors of the Company be authorized to delegate to the Audit Committee the authority to fix the remuneration of said auditors in accordance with the volume and nature of their services.”

Required Vote

The affirmative vote of the holders of a majority of the voting power represented at the Annual Shareholders Meeting, in person or by proxy, and voting on this matter, is required for the approval of this matter.

The Board of Directors recommends a vote FOR the approval of the proposed resolution.

REVIEW  OF FINANCIAL   STATEMENTS   AND AUDITOR'S   REPORT

In accordance  with  applicable  Israeli  law,  at the  Annual  General  Meeting,  the  financial  statements  of the Company for the year ended December 31, 2014 and the related auditor's  report in respect thereof will be presented and discussed.

Our auditors'  report, consolidated  financial statements, and our annual report on Form 20-F for the year ended December  31, 2014 (filed with the SEC on March 30, 2014), may be viewed on our website -  www.radware.com  - or through  the  SEC's  website  at www.sec.gov.  None of the auditors'  report, the  consolidated  financial  statements,  the Form 20-F or the contents of our website form part of the proxy solicitation material.

This item will not involve a vote of the shareholders.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 20-F FOR THE YEAR ENDED DECEMBER 31, 2014, WILL BE MAILED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL GENERAL MEETING, UPON WRITTEN REQUEST TO: RADWARE LTD., 22 RAOUL WALLENBERG ST., TEL AVIV 69710, ISRAEL, ATTENTION: DORON ABRAMOVITCH, CFO.

OTHER BUSINESS

Management currently knows of no other business to be transacted at the Annual General Meeting, other than as set forth in the Notice of 2015 Annual General Meeting of Shareholders; but, if any other matters are properly presented at the Annual General Meeting, the persons named in the enclosed form of proxy will vote upon such matters in accordance with their best judgment.

SHAREHOLDER  PROPOSALS FOR 2016 ANNUAL GENERAL MEETING

We currently expect that the agenda for our annual general meeting to be held in 2016 (the "2016 AGM") will include (1) the election (or reelection) of Class II directors; (2) the election (or reelection) of an external director; (3) the approval of the appointment  (or reappointment)  of the Company's  auditors;  and (4) presentation  and discussion  of the financial statements of the Company for the year ended December 31, 2015 and the Auditors' Report for this period.

Pursuant to Section 66(b) of the Companies Law, shareholders who hold at least 1% of our outstanding ordinary shares are generally allowed to submit a proper proposal for inclusion on the agenda of a general meeting of the Company's shareholders. Such eligible shareholders may present proper proposals for inclusion in, and for consideration at, the 2016 AGM by submitting their proposals in writing to our General Counsel at the following address: Radware Ltd., 22 Raoul Wallenberg Street, Tel Aviv 69710, Israel, Attention: General Counsel.

For a shareholder proposal to be considered for inclusion in the 2016 AGM, our General Counsel must receive the written proposal not less than 90 calendar days prior to the first anniversary of the AGM, i.e., no later than August 6, 2016; provided that if the date of the 2016 AGM is advanced by more than 30 calendar days prior to, or delayed (other than as a result of adjournment) by more than 30 calendar days after, the anniversary of the 2015 AGM, proposal by the shareholder to be timely must be so delivered not later than the earlier of (i) the 7th calendar day following the day on which we call and provide notice of the 2016 AGM and (ii) the 14th calendar day following the day on which public disclosure of the date of such meeting is first made.

In general, a shareholder proposal must be in English and set forth (i) the name, business address, telephone number, fax number and email address of the proposing shareholder (and each member of the group constituting the proposing shareholder, if applicable) and, if not a natural person, the same information with respect to the person( s) that controls and/or manages such person, (ii) the number of ordinary shares held by the proposing shareholder, directly or indirectly, including if beneficially owned by the proposing shareholder (within the meaning of Rule 13d-3 promulgated under the U.S. Securities and Exchange Act of 1934, as amended), and, if any of such Ordinary Shares are held indirectly, an explanation of how they are held and by whom, and, if such proposing shareholder is not the holder of record of any such ordinary shares, a written statement from an authorized bank, broker, depository or other nominee, as the case may be, indicating the number of ordinary shares the proposing shareholder is entitled to vote as of a date that is no more than ten (10) days prior to the date of delivery of the shareholder proposal, (iii) any agreements, arrangements, understandings or relationships between the proposing shareholder and any other person with respect to any securities of the Company or the subject matter of the shareholder proposal, including any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such proposing shareholder, the purpose or effect of which is to give such proposing shareholder economic risk similar to ownership of shares of any class or series of the Company, (iv) the proposing shareholder's purpose in making the proposal, (v) the complete text of the resolution that the proposing shareholder proposes to be voted upon at the shareholders meeting, (vi) a statement of whether the proposing shareholder has a personal interest in the proposal and, if so, a description in reasonable detail of such personal interest, (vii) a declaration that all the information that is required under the Companies Law and any other applicable law to be provided to the Company in connection with such subject, if any, has been provided, (viii) if the proposal is to nominate a candidate for election to the Board of Directors, a questionnaire and declaration, in form and substance reasonably requested by the Company, signed by the nominee with respect to matters relating to his or her identity, address, background, credentials, expertise etc., and his or her consent to be named as a candidate and, if elected, to serve on the Board of Directors, and (ix) any other information reasonably requested by the Company. The Company shall be entitled to publish information provided by a proposing shareholder, and the proposing shareholder shall be responsible for the accuracy thereof. In addition, shareholder proposals must otherwise comply with applicable law and our Articles of Association. Radware may disregard shareholder proposals that are not timely and validly submitted.

For  the  sake  of  clarity,  the  information   set  forth  in  this  section  is,  and  should  be  construed,  as  a  "pre announcement  notice" of the 2016 AGM in accordance  with Rule 5C of the Israeli Companies  Regulations  (Notice of General and Class Meetings in a Public Company), 2000, as amended.

Dated: September 30, 2015	By Order of the Board of Directors /s/Roy Zisapel ROY ZISAPEL President and Chief Executive Officer

APPENDIX A

Radware Compensation Policy for Executive Officers and Directors

(Changes shown: proposed new text is underlined, text proposed to be deleted is struck-through)

RADWARE LTD.

COMPENSATION POLICY

FOR

EXECUTIVE OFFICERS AND DIRECTORS

~~(As Approved by the Shareholders on October 3, 2013)~~

 (Amended and Restated as of [_____], 2015)

RADWARE LTD.

Compensation Policy for Executive Officers and Directors

This Compensation Policy for Executive Officers and Directors (this "Compensation Policy" or this "Policy") of Radware Ltd., an Israeli company ("we", "Radware" or the "Company"), was adopted by the Board of Directors of the Company (the "Board"), following the recommendation of the Company’s Compensation Committee (the "Compensation Committee" or the "Committee").

A.           Overview and Objectives

1.	Introduction

This Policy was adopted in accordance with the requirements of the Israeli Companies Law, 1999 (the “Companies Law”) and applies to the compensation arrangements of all "Executives," which, for purposes of this Policy, shall mean "Office Holders" (as such term is defined in the Companies Law), excluding, unless otherwise expressly indicated, Radware's non-employee directors.

2.	Objectives

We believe that compensation is a key element in our overall human resources strategy to attract, retain, reward, and motivate highly skilled individuals who will assist Radware to reach its business objectives, performance and the creation of shareholder value and otherwise contribute to its long-term success. Accordingly, this Policy was designed to correlate executive compensation with Radware's objectives and goals and otherwise embraces a performance culture that is based on merit, and differentiates and rewards excellent performance in the long term.

In light of the foregoing, the main principles and objectives that underlie this Policy, include the following:

•	Compensation should be aligned with our long-term goals. Promoting the Company's goals and purposes, its work program and its policy with a long-term view;

•
Compensation should serve to attract and retain the best executives, while maintaining our risk policy. Creating appropriate incentives to attract, retain, reward, and motivate highly skilled individuals while considering, among others, the Company's risk management policy. To that end, this Policy is designed, among others, to align the interests of the Executives with those of Radware and, at the same, creating appropriate balances, such as imposing limitations on cash bonus, commissions and equity based compensation ("Variable Pay") so as to ensure adequate control of risks;

•
Compensation should be appropriate for our business. Creating a compensation package that matches the Company's size and nature of operations, while taking into account the Company's global nature with a global workforce;

•
Compensation should be competitive. Providing a competitive compensation package to attract, retain, reward, and motivate highly skilled individuals, including by providing increased rewards for superior individual and corporate performance; and

•
Compensation should be correlated to individual as well as overall performance. With respect to Variable Pay, compensating based on the individual's contribution to achieving the Company's objectives and generating its profits, with a long-term perspective and in accordance with the individual's role and contribution to the Company.

3.	Process and Elements of Compensation

The Compensation Committee shall first determine the appropriate level of total compensation for each Executive, including the appropriate allocation among the different elements and components of the compensation package, based on the principles set forth in this Policy. In setting compensation of an Executive, the Compensation Committee and the Board of Directors shall consider, among other things, the following factors:

•	the educational, professional experience and accomplishments of the Executive;

•
his or her position, responsibilities and prior compensation arrangements. This includes additional compensation for such additional duties and positions in Radware which go beyond the Executive's capacity according to his or her employment agreement;

•	compensation for comparably situated executives;

•	the Executive's past performance and expected contribution to our future growth and profitability;

•	existing and previous employment agreements with the Executive;

•	the relation between the compensation of the Executive and that of other employees in Radware; and

•	any requirements prescribed by applicable law (including, for purposes of this Policy, applicable securities laws and stock exchange regulations) from time to time.

We will aim to provide fair and equitable compensation for our Executives by using various compensation elements and instruments, including base salary; benefits and perquisites; cash bonuses and commissions; equity-based compensation; and retirement or termination of service arrangements.

4.	Overall Compensation - Ratio between Fixed and Variable Pay

In setting compensation of an Executive, we will attempt to balance the mix of Fixed Pay (i.e., base salary, benefits and perquisites) and Variable Pay in order to, among other things, appropriately incentivize Executives to meet Radware's goals while considering, among others, Radware's risk management policies. To that end, the table below reflects the ratio between Fixed and Variable Pay that we target under this Policy, measured on an annual basis:

	Range for Fixed Pay* out of the Total Compensation	Range for Variable Pay out of the Total Compensation**
CEO	15-40%	60-85%
Non-Sales Executives	30-60%	40-70%
Sales Executives	10-50%	50-90%

(*)  For purposes hereof, consists of base salary only.

(**) The variable component in regard of the equity-based compensation reflects the value at the date of grant.

The ratios stated in the table above represent the optimal compensation mix desired by the Company and assuming that the bonus and/or commission milestones and targets are fully achieved. Accordingly, the actual ratio may vary based on performance in the relevant year.

5.	Intra-Company Compensation Ratio

In the process of composing this Policy, we have examined the ratio between overall compensation of Executives and the average and median salaries of the other employees (including contractors and agency contractors), as well as the possible ramifications of such ratio on the work environment in Radware were examined in order to ensure, among others, that levels of executive compensation will not have a negative impact on the positive work relations in our company.

To that end, we will target a ratio where the overall compensation of each Executive, including the CEO, shall be no more than 30 times the average (and median) of the overall compensation for the other employees in such location.

B.           Base Salary, Benefits and Perquisites

1.	Base Salary

The base salary varies between Executives, and is individually determined according to, among others, the performance, educational background, prior business experience, aptitude, qualifications, role and the personal responsibilities of the Executive.

In addition, since a competitive base salary is essential to Radware's ability to attract and retain highly skilled professionals in the long term, we seek to establish base salary that is competitive with the base salaries paid to Executives of a peer group of companies. Accordingly, we will utilize as a reference comparative market data and practices.

For purposes of attracting and retaining high quality personnel, we may offer a signing bonus to a candidate for an executive position, which shall not exceed an amount of one annual base salary of the Executive.

2.	Benefits and Perquisites

The following benefits and perquisites may be granted to any Executive in order, among other things, to comply with local legal requirements:

•	Vacation of up to 24 days per annum;

•	Sick days of up to 30 days per annum;

•	Convalescence pay according to applicable law;

•	Monthly contribution for a study fund, as allowed by applicable law and with reference to the practice in peer group companies;

•	Radware shall contribute on behalf of the Executive to an insurance policy or a pension fund, or to a policy and a fund, as allowed by law and with reference to the practice in peer group companies;

•	Radware shall contribute on behalf of the Executive to funds toward work disability insurance, as allowed by applicable law and with reference to the practice in peer group companies; and

•	Life and health insurance.

For the sake of clarity, any Executives who are not based in Israel may receive other similar, comparable or customary benefits and perquisites as applicable in the relevant jurisdiction in which they are employed.

In addition, we may offer additional benefits and perquisites to the Executives, which will be comparable to customary industry practices, such as: company cellular phone benefits; company car benefits; refund of business related expenses; relocation expenses; insurances, etc.; provided however, that such additional benefits and perquisites shall be determined in accordance with our policies and procedures.

C.	Cash Bonuses and Commissions

1.	The Objective

A compensation in the form of cash bonus(es) and/or commissions is important in aligning Executives' compensation with Radware's objectives and business goals, such that both individual performance and overall company success are rewarded.

2.	Bonuses and Commissions

Our policy is to allow annual bonus(es) and/or commissions upon the attainment of pre-set financial objectives and personal targets, pursuant to distinguishable terms for the following three Executives' populations:

CEO

•
The annual bonus of our CEO will be based upon achievement of milestones and targets and the measurable results of the Company, as compared to our budget and/or work plans (including product roadmap or the like) for the relevant year.

•
Such measurable criteria will initially be determined at the beginning of each fiscal year (or start of employment, as applicable) and may include (but is not limited to) any one or more of the following criteria: financial results of the Company, including profits and revenues; product releases; software quality; efficiency metrics; internal and external customer satisfaction; execution of projects, etc.

•	A portion of up to 10% of the annual bonus may be based on the achievement and performance of individual key performance indicators (KPIs), as approved by the Compensation Committee and the Board.

•	In any case, the total amount of the annual bonus for the CEO will not exceed 133% of the CEO’s annual base salary.

Non-Sales Executives

•
The annual bonus of the Non-Sales Executives will be based upon achievement of milestones and targets and the measurable results of the Company, as compared to our budget and/or work plan for the relevant year.

•
Such measurable criteria will initially be determined at the beginning of each fiscal year (or start of employment, as applicable) and may include (but is not limited to) any one or more of the following criteria: financial results of the Company, including profits and revenues; product releases; software quality; efficiency metrics; internal and external customer satisfaction; execution of projects, etc.

•	A portion of the annual bonus may be based on the achievement and performance of pre-determined individual KPIs.

•	In any case, the total amount of the annual bonus for any Non-Sales Executive will not exceed the amount of one annual base salary of such Executive.

Sales Executives

•
The annual bonus and/or commissions of the Sales Executives will be comprised from bonuses and commissions based upon achievement of targets of revenues and/or gross profit generated by the individual and/or his/her team or division and/or the Company, as initially determined at the beginning of each fiscal year (or start of employment, as applicable).

•	In any case, the total amount of the annual bonus and commissions for any Sales Executive will not exceed the amount of four annual base salaries of such Executive.

3.	Board's Discretion; Special Bonus

•
Executives may receive a special bonus based on outstanding personal achievement as shall be approved by the Compensation Committee and the Board. Similarly, the Board may, in extraordinary conditions, reduce the bonus and commissions to which an Executive would otherwise be entitled. However, in both cases, such increase or decrease may be by no more than 20% of the bonus or commissions described above (as applicable) for any year.

4.	Compensation Recovery ("Clawback")

•
In the event of an accounting restatement, Radware shall be entitled to recover from any Executive bonus or commissions in the amount of the excess over what would have been paid under the accounting restatement, with a three-year look-back. The compensation recovery will not apply to former Executives of Radware.

•	Notwithstanding the aforesaid, the compensation recovery will not be triggered in the event of a financial restatement required due to changes in the applicable financial reporting standards.

•
Nothing in this Section 4 derogates from any other "clawback" or similar provisions regarding disgorging of profits imposed on Executives by virtue of applicable law ~~securities laws~~ or other Company practices.

D.	Equity Based Compensation

1.	The Objective

The equity based compensation for Radware's Executives is designed in a manner consistent with the underlying objectives determining the base salary and the annual bonus, its main objectives being to enhance the alignment between the Executives' interests with the long term interests of Radware and its shareholders, and to strengthen the retention and the motivation of Executives in the long term. In addition, since these equity based awards are structured to vest over several years, their incentive value to recipients is aligned with longer-term strategic plans.

2.	General guidelines for the grant of awards

•	The equity based compensation may be in a form of a mixture of various types of equity based instruments, which includes, without limitation, stock options and restricted stock units.

•
The equity based compensation shall be granted from time to time and individually determined and awarded according to the performance, educational background, prior business experience, aptitude, qualifications, role and the personal responsibilities of the Executive.

•	Equity based compensation for Radware's Executives shall vest over a minimum of three (3) years.

•
The fair market value of the equity based compensation for the Executives will be determined according to acceptable valuation practices at the time of grant. Such fair market value shall not exceed the equivalent of five (5) annual salary for each Executive per year of vesting, on a linear basis.

•	The vesting and/or the grant of such equity based compensation may be contingent upon the increase in the market price of Radware's ordinary shares.

•
The Board may, following approval by the Compensation Committee, (1) extend the period of time for which an award is to remain exercisable as well as (2) make provisions with respect to the acceleration of the vesting period of any Executive's awards, including, without limitation, in connection with a corporate transaction involving a change of control.

E.	Retirement and Termination of Service Arrangements

•
Radware may provide an Executive a prior notice of termination of up to six (6) months, during which the Executive may be entitled to all or a portion of his or her compensation elements, and to the continuation of vesting of his options or other awards. Unless the Company decides to release the Executive from this obligation, the Executive will be required to continue performing all roles and responsibilities during the notice period.

•
Radware may provide an additional adaptation or transition period during which the Executive will be entitled to up to six (6) months of continued base salary, benefits and perquisites. Additionally, the Board may, upon approval by the Compensation Committee, approve to extend the vesting of Executive's options or other awards during such period. In this regard, the Compensation Committee and Board of Directors shall take into consideration the Executive's term of employment, the Executive's compensation during employment with the Company, the Company's performance during such period, and the contribution of the Executive in achieving the Company's goals and the circumstances of termination.

•
Radware may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices, including, without limitation, release of pension and provident funds and/or manager insurance policies contributed and accrued to the benefit of such Executive through the date of termination (or, if and when there is a shortfall in the amount of such funds, including in the case of resignation, supplementing such shortfall amount) to the Executive and/or any person designated by him or her.

F.	Exculpation, Indemnification and Insurance

•	Except as may be otherwise approved from time to time by the shareholders, Radware may exempt its Directors and Executives from the duty of care.

•
Radware may indemnify the Directors and Executives to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on them, as shall be provided in an indemnity agreement between such individuals and Radware.

•
Radware will provide "Directors and Officers Insurance" for its Directors and Executives, with (i) aggregate coverage that will not exceed US$30 million and (ii) annual premium that shall not exceed the higher of (A) US$175,000 and (B) 15% of the prior year's annual premium, unless otherwise determined by the shareholders from time to time.

G.            Non-Employee Directors Compensation

•
The non-employee members of Radware's board may (and, in the case of statutory external directors, shall) be entitled to remuneration and refund of expenses according to the provisions of the Companies Regulations (Rules on Remuneration and Expenses of Outside Directors), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 2000, as such regulations may be amended from time to time.

•
It is hereby clarified that such non-employee directors may be granted equity based compensation which shall vest over a period of not less than three (3) years, and having a fair market value (determined according to acceptable valuation practices at the time of grant) not to exceed, with respect to each director, ~~US$100,000~~  US$450,000 per year of vesting, on a linear basis, subject to applicable law and regulations.

H.            Miscellaneous

•
This Policy was approved by the Company's shareholders on ~~October 3, 2013~~ [_________], 2015, and will remain in effect for a period of three years thereafter. The Compensation Committee and the Board shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.

•
This Policy is designed solely for the benefit of Radware and none of the provisions thereof are intended to provide any rights or remedies to any person other than Radware. In particular, this Policy does not, and shall not be deemed to, grant any rights to the Company’s directors and Executives to receive any elements of compensation set forth in this Policy. The elements of compensation to which a director or Executive will be entitled will be exclusively those that are determined and approved specifically in relation to him or her in accordance with the approval requirements of the Companies Law.